PLEASE NOTE THAT CERTAIN MATERIAL HAS BEEN OMITTED AND NOTED AS “REDACTED” PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THAT MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED MARKETING AGREEMENT

This Amended and Restated Marketing Agreement (this “Agreement”), dated as of April 7, 2006 (the “Effective Date”), is between EDENTIFY, INC., a Delaware corporation located at 74 W. Broad Street, Suite 350, Bethlehem, Pennsylvania 18018 (“Edentify”), and TRILEGIANT CORPORATION, a Delaware corporation located at 100 Connecticut Avenue, Norwalk, Connecticut 06850 (“Trilegiant”).

W I T N E S S E T H

WHEREAS, Edentify has developed a process known as IDBenchmark™ used to assess and score the risk of fraud associated with specific manipulated identities and incorporated in the following Edentify products: IDAssess™, IDScreen™ and IDAlert™, each of which are automated systems that detect, analyze and score inconsistencies in a consumer’s personal information profiles (together with IDBenchmark™, each, a “Product” and, collectively, the “Products”); and

WHEREAS, Edentify desires Trilegiant to, and Trilegiant desires to, market the Products to members (collectively, the “Members”) of its membership programs (including, but not limited to, PrivacyGuard, PC Safety, ID Secure, Identity Sweep, Hotline and any program(s) established by Trilegiant on or subsequent to the Effective Date, collectively, the “Programs”), subject to the terms and conditions of this Agreement;

WHEREAS, Edentify and Trilegiant previously entered into that certain Marketing Agreement, dated as of April 7, 2006 (the “Original Marketing Agreement”); and

WHEREAS, Edentify and Trilegiant desire to amend and restate the Original Marketing Agreement in its entirety as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Edentify and Trilegiant hereby agree as follows:

1. Non-Solicitation; Non-Competition; Acquisition Notification.

(a) At any time during the Term (as defined herein), Edentify shall not, either by itself or in conjunction with any third party, use direct mail, outbound telemarketing, inbound telemarketing, internet marketing or marketing via email to knowingly solicit or knowingly permit the solicitation of a Member for any Product until the earliest of the following: (i) such Member’s membership in the related Program expires, (ii) such Member’s membership in the related Program is cancelled by Trilegiant or pursuant to Trilegiant’s written instruction, or (iii) for one hundred and eighty (180) days after such Member’s membership in the related Program is cancelled by such Member.

(b) At any time during the Term, Edentify shall not, either by itself or in conjunction with any third party, without Trilegiant’s prior written consent, market, sell or otherwise agree to provide any Product, or license any Edentify Intellectual Property (as defined herein), to or through (i) any of Trilegiant’s clients listed on Schedule 1(b)-1 attached hereto (each, a “Trilegiant Restricted Client” and, collectively, the “Trilegiant Restricted Clients”) in respect of consumer marketing, or (ii) any of Trilegiant’s competitors listed on Schedule 1(b)-2 attached hereto (collectively, the “Trilegiant Competitors”). Trilegiant shall have the right, during the Term, to add three (3) additional entities (“Trilegiant Additional Entities”) to each list of entities set forth on each of Schedule 1(b)-1 and Schedule 1(b)-2 by providing thirty (30) days’ advance written notice to Edentify in respect thereof. Notwithstanding anything herein to the contrary, subject to the following sentence, Trilegiant shall not be permitted to add any entity as a Trilegiant Additional Entity if Edentify has an existing business relationship with such entity as of the date that Trilegiant seeks to add such entity. Edentify shall notify Trilegiant, in writing, within five (5) business days of receiving notice from Trilegiant of the proposed Trilegiant Additional Entities in the event that such a business relationship exists, and such written notice shall attach documentation, reasonably satisfactory to Trilegiant, supporting the existence of such business relationship.

(c) At any time during the Term, Trilegiant shall not, either by itself or in conjunction with any third party, without Edentify’s prior written consent, market, sell or otherwise agree to provide any Product (other than any MyPublicInfo, Inc. (“MPI”) product containing a Product or Products or data in respect of a Product or Products), or license any Edentify Intellectual Property (as defined herein), to or through (i) any of Edentify’s clients listed on Schedule 1(c)-1 attached hereto (each, an “Edentify Restricted Client” and, collectively, the “Edentify Restricted Clients”) in respect of consumer marketing, or (ii) any of Edentify’s competitors listed on Schedule 1(c)-2 attached hereto (collectively, the “Edentify Competitors”). Edentify shall have the right, during the Term, to add three (3) additional entities (“Edentify Additional Entities”) to each list of entities set forth on each of Schedule 1(c)-1 or Schedule 1(c)-2 by providing thirty (30) days advance written notice to Trilegiant in respect thereof. Notwithstanding anything herein to the contrary, subject to the following sentence, Edentify shall not be permitted to add any entity as an Edentify Additional Entity if Trilegiant has an existing business relationship with such entity as of the date that Edentify seeks to add such entity. Trilegiant shall notify Edentify, in writing, within five (5) business days of receiving notice from Edentify of the proposed Edentify Additional Entities in the event that such a business relationship exists, and such written notice shall attach documentation, reasonably satisfactory to Edentify, supporting the existence of such business relationship.

(d) Standstill in Event of Competitor Acquisition Offer. In the event that, during the Term, Edentify receives and entertains an offer from any Trilegiant Competitor to engage in a transaction that would result in a change of more than fifty percent (50%) of the voting control of Edentify or to acquire substantially all of the assets that are necessary for Edentify to commercially exploit the Products in its ordinary course of business (an “Acquisition Offer”), and subsequently files a Current Report on Form 8-K related to the Acquisition Offer (the “Acquisition 8-K”) with the United States Securities and Exchange Commission, Edentify shall promptly inform Trilegiant of such filing and provide Trilegiant, within one (1) business day after such filing, a copy of the Acquisition 8-K. Edentify shall not, thereafter, execute a binding definitive agreement to consummate the transaction with such party that is the subject of the Acquisition Offer, unless and until the following conditions have been satisfied or waived by Trilegiant: (i) Trilegiant shall have five (5) calendar days from the date Edentify delivers a copy of the Acquisition 8-K to Trilegiant to inform Edentify in writing whether it has a good faith interest in acquiring Edentify (such notification, an “Acquisition Interest Notification”), (ii) Trilegiant shall be given an opportunity and an additional fifteen (15) calendar days thereafter to conduct its own due diligence on Edentify (and Edentify shall reasonably cooperate in such due diligence, including making relevant files and records available to Trilegiant) and, in Trilegiant’s sole discretion, but not later than the twentieth (20th) day after Trilegiant commences its due diligence on Edentify as stated above, Trilegiant may extend to Edentify a written offer of acquisition on terms no less favorable than those set forth in the offer from the Trilegiant Competitor, and (iii) Edentify shall have ten (10) calendar days from the date of receipt of Trilegiant’s offer, if any, to accept or reject such offer, in writing.

Notwithstanding anything contained in this paragraph 1(d), Edentify shall not be obligated to take any actions that would cause Edentify to be in violation of Nevada Corporate Code, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the regulations thereunder or other applicable federal or state securities laws or regulations.

2. Marketing; Branding.

(a) Trilegiant shall, in its sole discretion, market the Products to Members. Trilegiant’s agreement to market the Products is non-exclusive, and, therefore, (i) subject to Sections 1(a) and 1(b) hereof, Edentify may engage third parties to market the Products and (ii) Trilegiant may offer other products and/or services, whether or not the same or substantially similar to a Product, at any time during or after the Term. The application of a link on Program websites to websites owned or managed by MyPublicInfo, Inc. (“MPI”), and the use of a Product as a benefit in respect of a Program or as a stand-alone product for a newly-established Program shall be determined by Trilegiant in its sole discretion. Trilegiant shall consult with, and obtain the written consent of, Edentify in the event that Trilegiant desires to apply a link on Program websites to www.edentify.us (the “Edentify Website”). If requested, Edentify shall consult with Trilegiant in the development of a plan for marketing the Products to Members, whether such assistance is directly with Trilegiant or any of its clients or partners.

(b) Trilegiant shall have the right, in its sole discretion, to establish and create, during the Term, multiple unique branding or co-branding of the Products (such unique brand and co-branded names, collectively, the “Trilegiant Brand Names”). If requested, Edentify shall consult with Trilegiant in connection therewith. Trilegiant shall have the right, in its sole discretion, to market the Products to Members under the Trilegiant Brand Names. To the extent Trilegiant is working directly with Edentify in respect of the Products, the parties hereto shall mutually agree upon the development, use and implementation of the Trilegiant Brand Names.

3. Provision of Services; Service Level Standards; Source Code.

(a) Edentify shall provide to (A) all Members that purchase the Products as contemplated pursuant to this Agreement, (B) all Members that are entitled to use of the Products as Members of a Program offering the Products as a benefit of such Program and (C) all Members of a newly-established Program offering the Products as a stand-alone benefit the following:

(i) the Products as described on the Edentify Website;

(ii) Scoring services substantially meeting the functional and technical specifications of Edentify solutions as set forth on the attached Schedule 3(b); and

(iii) all intellectual property licenses set forth and described herein (including, without limitation, Section 11).

(c) Edentify shall notify Trilegiant, in writing, ninety (90) days prior to the effective date of any material modification of the functional specifications of any Product. Except as may be required by law, Edentify shall not materially diminish the benefits of any Product without the prior written approval of Trilegiant. To the extent any obligation of Edentify under this Section 3(b) is qualified by the contrary requirements of applicable law or regulation, Edentify shall use its best efforts to minimize the amount and/or effect of any such restrictions (to the extent permitted by applicable law or regulation) and shall reasonably cooperate with Trilegiant in connection therewith.

(d) Each Product shall comply with the standards and requirements set forth in this Agreement. Edentify shall provide the Products through qualified personnel and shall appoint a designated project manager as a primary point of contact for Trilegiant. Edentify shall provide the Products with due diligence and in a professional and workmanlike manner. Except as otherwise specifically stated in this Agreement, each Product shall be provided to Members with the same warranty as is provided to other Edentify customers of such Product. Edentify shall use its best efforts continuously throughout the Term to ensure that each Product is substantially and in the aggregate no less valuable to Members than such Product is to other Edentify consumers on the Effective Date.

(e) In performing its obligations hereunder, Edentify shall comply with the service level standards set forth below and elsewhere herein (collectively, the “Service Level Standards”). Edentify shall ensure sufficient capacity and system redundancy to ensure ninety-nine point five percent (99.5%) uptime of the Edentify Website as measured on a monthly basis; provided, however, that the uptime measurement shall not include downtime attributable to scheduled maintenance of which Edentify has provided Trilegiant with at least seven (7) days advance written notice (“Uptime Requirement”). Scheduled maintenance outages will be limited to two 2-hour outages per month and will be scheduled between 2:00 a.m. — 6:00 a.m. EST. Edentify shall use its best efforts to ensure that downtime for scheduled maintenance will minimize disruption of service. In the event that the Edentify Website is not functional, Edentify will promptly notify MPI. The material failure by Edentify to meet the Uptime Requirement in two consecutive calendar months shall be deemed a material breach of this Agreement. In addition, Edentify shall (1) use best efforts to ensure compliance with a mutually agreed-upon file format, and to the extent Edentify does not so comply, Edentify shall have twenty-four (24) hours to cure such non-compliance in all respects, and (2) use best efforts to achieve a goal of a maximum of two (2) hours for disaster recovery (i.e., resumption of basic business functionality).

(f) No later than fifteen (15) business days following the Effective Date and, to the extent any material changes have been made thereto, on each anniversary of the Effective Date during the Term, Edentify shall deliver to an independent third-party escrow agent, to be mutually agreed upon by the parties hereto (the “Escrow Agent”), a copy of the source code form of each Product’s software (including any comments or documentation available with respect thereto), a listing thereof, batch processes and database schemas (collectively, the “Delivered Material”). The Delivered Material shall be provided in a sealed package which shall only be delivered to Trilegiant pursuant to the terms of the Escrow Agreement among Edentify, as depositor, Trilegiant, and beneficiary, and the Escrow Agent (the “Escrow Agreement”). If the Release Condition (as defined in Section 3(g) below) occurs, Edentify shall use its best efforts to instruct Trilegiant in the operation of the Products and the Delivered Material. Such efforts shall include, but not be limited to, (i) identifying to Trilegiant any third party service providers who provide services with respect to operation and functioning of the Products, (ii) upon the request of Trilegiant and to the extent not prohibited by Edentify’s contractual confidentiality obligations, providing a copy of any agreements with such third party service providers and any related documentation to Trilegiant, and (iii) upon the request of Trilegiant, making best efforts to organize meetings between a Trilegiant representative and a Edentify representative and/or third party service provider representative with respect to the operation and functioning of the Products. Furthermore, in the event that the Release Condition occurs, Edentify shall use its best efforts in assisting Trilegiant in obtaining similar support for the Products and the Delivered Material from such third party provider as Edentify is receiving prior to such Release Condition.

(g) Edentify hereby grants to Trilegiant a perpetual, limited, non-transferable, non-exclusive, royalty-free license to use the Delivered Material for the purpose of providing the Products to Members if Edentify ceases doing business and its business is not continued by another entity (the “Release Condition”). Pursuant to the Escrow Agreement, upon the occurrence of a Release Condition, Trilegiant shall send the Escrow Agent a release request (the “Release Request”). Upon receipt of the Release Request, the Escrow Agent shall, within five (5) business days, deliver a written notice of such request to Edentify (the “Notice of Release Request”). Pursuant to the Escrow Agreement, Edentify shall have ten (10) business days to deliver contrary instructions to the Escrow Agent (“Contrary Instructions”). Upon receipt of Contrary Instructions, if any, the Escrow Agent will be required to send a copy of the Contrary Instructions to Trilegiant and store the Delivered Material without release pending either (i) joint instructions from Edentify and Trilegiant that accept release of the Delivered Material or (ii) receipt of an order from a court of competent jurisdiction.

(h) All rights and licenses granted under or pursuant to this Agreement by Edentify to Trilegiant are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to rights to “intellectual property” as defined under the Code. The parties hereto agree that Trilegiant, as a limited licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The parties hereto further agree that, in the event of the commencement of bankruptcy proceedings by or against Edentify under the Code, Trilegiant shall be entitled to retain all of its rights under this Agreement.

4. Customer Service Obligations. Members entitled to use the Products as a Member of a Trilegiant Edentify Program (as defined below) shall be directed to Trilegiant’s customer service department regarding all questions or problems relating to the Products. Edentify agrees to provide training as of the Effective Date and on an ongoing basis throughout the Term to Trilegiant’s customer service department staff on Edentify and the Products needed by such staff to provide adequate customer service to Members. The dates, location and amount of training shall be jointly determined. Edentify reserves the right, however, to charge for such training in the event that such costs become greater than incidental to Edentify. In such event, Edentify will provide Trilegiant with forty-five (45) days advance written notice thereof. As used herein, a “Trilegiant Edentify Program” shall mean (i) any Program containing a Product as one of many, or as the sole, benefit offered to Members of such Program, (ii) any Program, the website of which provides a link to the Edentify Website or otherwise contains other marketing materials relating to Edentify.

5. Confidentiality.

(a) Member Information. All personally identifiable information, including name, address, telephone number, social security number and unique account information, of Members created through their use of a Product in connection herewith (collectively, “Member Information”), shall be owned by, and be the Confidential Information (as defined below) of, Trilegiant. All personally identifiable information, including name, address, telephone number, social security number and unique account information, of any customers of Edentify other than Members shall be the Confidential Information of Edentify. The Receiving Party (as defined below) will treat all such Confidential Information in accordance with the provisions of Section 5(b) below. All Member Information shall at all times be subject to the terms of the privacy policy posted on the Edentify Website which shall be in a form mutually agreed to by the parties.

(b) Confidential Information. Each party agrees that the marketing materials, information and techniques provided by the other party (the “Disclosing Party”) with respect to marketing of the Products hereunder, and all other proprietary non-public information provided by the Disclosing Party to the other party (the “Receiving Party”) hereunder, whether oral or written, and whether or not labeled as confidential by such party (“Confidential Information”), is confidential and proprietary to the Disclosing Party and is received in confidence by the Receiving Party, and the Receiving Party will not, directly or indirectly, use, disclose, reproduce, dispose of, sell or otherwise transfer such information in any manner except as required to perform such party’s obligations hereunder or as otherwise expressly provided herein. Notwithstanding the foregoing, Confidential Information does not include information which: (i) is in the public domain at the time of the Disclosing Party’s communication to the Receiving Party; (ii) entered the public domain through no fault of the Receiving Party subsequent to the time of the Disclosing Party’s communication thereof to the Receiving Party; (iii) was in the Receiving Party’s possession, free of any obligation of confidence, at the time of the Disclosing Party’s communication thereof to the Receiving Party; (iv) was rightfully communicated to the Receiving Party free of any obligation of confidence subsequent to the time of the Disclosing Party’s communication thereof to the Receiving Party; or (v) was developed by employees or agents of the Receiving Party, independently of and without reference to the Confidential Information.

(c) Confidentiality Obligation. Each Disclosing Party’s Confidential Information shall at all times remain the sole and exclusive property of such Disclosing Party, and each Receiving Party shall indefinitely: (i) exercise the same degree of care and protection (but no less than a reasonable degree of care and protection) with respect to the Confidential Information of the other as such Receiving Party exercises with respect to its own information of a like nature; (ii) not directly or indirectly disclose, copy, transfer or allow access to any of the Confidential Information; and (iii) not utilize any of the Confidential Information for any purpose other than as authorized in this Agreement. Notwithstanding the foregoing, a Receiving Party may, in turn, disclose the Confidential Information of a Disclosing Party to those of its employees or third-parties performing services for the Receiving Party directly related to the purposes of this Agreement that have both a need to know, and a legal duty to the Receiving Party to protect, said Confidential Information, and to its professional advisors. Because of the unique nature of the Confidential Information, each party acknowledges that the other may suffer irreparable harm in the event of a breach by it of any obligation provided in this Section 5 and that any remedy at law for any breach of any obligation provided in this Section 5 may be inadequate. In the event of such a breach, the non-breaching party will, in addition to any other remedies at law, be entitled to seek injunctive or other equitable relief, without the necessity of posting bond. The exercise of any of the foregoing rights and remedies are cumulative and not exclusive of any other rights or remedies.

(d) Limited Exceptions. Nothing in this Agreement shall prevent either party from disclosing Confidential Information to the extent that it is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the party shall: (i) assert the confidential nature of the Confidential Information to the agency; (ii) to the extent legally permissible, promptly notify the other party of the agency’s order or request to disclose; and (iii) reasonably cooperate with the other party to protect against any such disclosure and/or obtain a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

(e) Return of Confidential Information. Upon termination of the license rights granted hereunder, each Receiving Party shall promptly return to the Disclosing Party all materials that were delivered to it by the Disclosing Party, including, without limitation, all tangible forms of Confidential Information and any copies thereof. Upon return thereof, each Receiving Party shall cause one of its officers or principals to certify to the Disclosing Party in writing that it has complied with this Section 5(e).

6. Representations, Warranties and Covenants.

(a) Edentify’s Representations, Warranties and Covenants. Edentify represents, warrants and covenants that: (i) it is duly qualified and licensed to do business and to carry out its obligations under this Agreement and that, entering into this Agreement does not violate any law, regulation, third party right, license or agreement to which it is a party; (ii) in fulfilling its obligations pursuant to this Agreement and in obtaining any and all information, content and data in respect of the Products, it will comply with all federal and state laws, rules and regulations applicable to Edentify (including without limitation, if applicable to Edentify, the Children’s Online Privacy Protection Act of 1998 and regulations promulgated thereunder) and Edentify’s privacy policy applicable to the Products attached hereto as Schedule 6(a) (the “Edentify Privacy Policy”); and (iii) to the extent Trilegiant is working directly with Edentify in respect of the Products, each Product, as provided under this Agreement, shall be (A) materially free from defects in title, design, material and workmanship, and (B) in conformance with applicable law, the Service Level Standards and any other requirements of this Agreement.

(b) Trilegiant’s Representations, Warranties and Covenants. Trilegiant represents, warrants and covenants that: (i) it is duly qualified and licensed to do business and to carry out its obligations under this Agreement and that entering into this Agreement does not violate any law, regulation or agreement to which it is a party; and (ii) in fulfilling its obligations pursuant to this Agreement, it will comply with all applicable federal and state laws, rules and regulations (including without limitation the Children’s Online Privacy Protection Act of 1998 and regulations promulgated thereunder) and the Edentify Privacy Policy.

7. Payments.

(a) License Fee. To the extent Trilegiant conducts, in its sole discretion, a successful security audit of Edentify’s business practices in accordance with Section 12 hereof prior to the Effective Date, Trilegiant shall pay Edentify a license fee in an amount equal to [REDACTED] (the “License Fee”) as follows: (i) [REDACTED] payable within thirty (30) days of the Effective Date; and (ii) [REDACTED] payable on each anniversary date of the Effective Date during the Term.

(b) Monthly Payments. Trilegiant shall pay Edentify, on the fifteenth (15th) business day of each calendar month during the Term, monthly fees in respect of active Members of Trilegiant Edentify Programs as of the immediately preceding calendar month (the “Determination Month”) in accordance with the following chart:

[TABLE REDACTED]

*To be calculated on the first day of the applicable Determination Month.

**Pricing hereunder is incremental. For the avoidance of doubt, if there are 1,000,000 Members in the aggregate in Trilegiant Edentify Programs, Trilegiant will be obligated to pay Edentify as follows:

[REDACTED]

(c) Research and Development. To the extent (i) Edentify approaches Trilegiant or (ii) Trilegiant approaches Edentify with an idea for a new product, service or benefit, and Trilegiant subsequently agrees to fund the research and development by Edentify of such product, service or benefit, once developed, Trilegiant shall have the exclusive right to such product, service or benefit and no other entity or individual shall have the right to purchase, use or otherwise be entitled to such product, service or benefit without Trilegiant’s prior written consent.

8. Reporting.

(a) To the extent Trilegiant is working directly with Edentify in respect of the Products, Edentify shall prepare, and on each Friday during the Term, deliver to Trilegiant, a report detailing, for the immediately preceding week, web site performance statistics which include, but are not limited to, the following information: (i) the number of times a person connects to the Edentify Website, (ii) the origin of all connections to the Edentify Website (i.e., what specific Program website link did the person connect to the Edentify Website from), (iii) the number of persons that connect to the Edentify Website, (iv) the number of unique persons that connect to the Edentify Website, and (v) the number of Products ordered by Product.

(b) To the extent Trilegiant is working directly with Edentify in respect of the Products, Edentify shall prepare, and on the fifth (5th) business day of each calendar month during the Term, deliver to Trilegiant, a report detailing, for the immediately preceding calendar month, (i) a summary of the weekly website performance statistics set forth in Section 8(a) above, and (ii) the number of Products ordered by Product.

9. Indemnification.

(a) Mutual Indemnification Obligations. Each party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party, its parents, subsidiaries, affiliates, directors, officers, employees, agents and subcontractors (any such party seeking indemnification, the “Indemnified Party”) from and against any and all liabilities, losses, damages and expenses (including reasonable attorneys’ fees and expenses) arising from or relating to (i) any claim arising with respect to any breach of this Agreement by the Indemnifying Party, or (ii) any legal claim, defense, demand, offset, counterclaim, right or cause of action asserted, instituted or threatened against the Indemnified Party (a “Claim”) made by any customer, Member, governmental authority or third party to the extent arising out of the operations or activities of the Indemnifying Party in connection with this Agreement.

(b) Edentify Indemnification Obligations. Edentify shall indemnify, defend and hold harmless Trilegiant, its parents, subsidiaries, affiliates, directors, officers, employees, agents, subcontractors and the Members from and against any and all liabilities, losses, damages and expenses (including reasonable attorneys’ fees and expenses) arising from or relating to (i) the injury of or damage to any person or real or tangible property to the extent such injury or damage arises out of the acts or omissions of Edentify, its employees, agents and/or subcontractors, whether in connection with their performance under this Agreement or not, or (ii) any claim that a Product or the intellectual property associated therewith infringe upon or are a misappropriation of the proprietary rights of any third party.

(c) Trilegiant Indemnification Obligations. Trilegiant shall indemnify, defend and hold harmless Edentify, its parents, subsidiaries, affiliates, directors, officers, employees, agents, subcontractors from and against any and all liabilities, losses, damages and expenses (including reasonable attorneys’ fees and expenses) arising from or relating to the injury of or damage to any person or real or tangible property to the extent such injury or damage arises out of the acts or omissions of Trilegiant, its employees, agents and/or subcontractors, whether in connection with their performance under this Agreement or not.

(d) Indemnification Procedures. The Indemnified Party will notify the Indemnifying Party in a reasonably prompt manner of any Claim for which the Indemnified Party is seeking indemnification pursuant to this Section 9. The Indemnifying Party may thereafter assume control of such Claim, provided that the Indemnified Party will have the right to participate in the defense or settlement of such Claim. Neither the Indemnifying Party nor the Indemnified Party may settle such Claim or consent to any judgment with respect thereto without the consent of the other party hereto (which consent may not be unreasonably withheld or delayed). The Indemnified Party will provide the Indemnifying Party with a reasonable amount of assistance in connection with defending or settling any such Claim.

10. Limitations on Liability.

(a) No Consequential Damages. EXCEPT (I) IN CONNECTION WITH ANY BREACH OF SECTION 5 OR (II) FOR AMOUNTS PAYABLE IN CONNECTION WITH A PARTY’S INDEMNITY OBLIGATIONS UNDER SECTION 9, IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS), EVEN IF SUCH PARTY HAS BEEN OR WILL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) Limitation of Liability. EXCEPT (I) IN CONNECTION WITH ANY BREACH OF SECTION 5, (II) FOR AMOUNTS PAYABLE IN CONNECTION WITH A PARTY’S INDEMNITY OBLIGATIONS UNDER SECTION 9, OR (III) IN CONNECTION WITH A PARTY’S ACT OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR VIOLATION OF LAW IN THE PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, IF EITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY MATTER RELATING TO OR ARISING FROM THIS AGREEMENT, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, INTENDED CONDUCT OR OTHERWISE (INCLUDING ANY ACTION OR CLAIM ARISING FROM THE ACTS OR OMISSIONS, NEGLIGENT OR OTHERWISE, OF THE LIABLE PARTY), THE AGGREGATE AMOUNT OF DAMAGES RECOVERABLE AGAINST THE LIABLE PARTY WITH RESPECT TO ANY AND ALL BREACHES, PERFORMANCE, NONPERFORMANCE, ACTS OR OMISSIONS HEREUNDER WILL NOT EXCEED [REDACTED].

11. Intellectual Property; Intellectual Property Representation and Warranty.

(a) Edentify specifically acknowledges that this Agreement does not confer upon Edentify any interest in or right to use any trademark, service mark or other intellectual property right of Trilegiant or its affiliates, including, without limitation, the Trilegiant Brand Names, any solicitation and/or fulfillment materials prepared by Trilegiant with respect to the Products and any other creative materials prepared by Trilegiant used to market and/or fulfill the Products to the Members (collectively, the “Trilegiant Intellectual Property”), in connection with the Products unless Edentify receives the prior written consent of Trilegiant. The Trilegiant Intellectual Property is and will remain the property of Trilegiant, and Trilegiant will own and control all right, interest and title (including copyrights, trademarks, patents, service marks and all other proprietary rights) in, to and under the Trilegiant Intellectual Property. Edentify agrees that upon termination of this Agreement, Edentify shall immediately cease and discontinue all use of the Trilegiant Intellectual Property. Further, if Edentify wishes to utilize the Trilegiant Intellectual Property in advertising or promotional materials, it must submit such materials to Trilegiant for final approval before utilizing them. In no event may Edentify or any person or entity affiliated or associated with Edentify utilize the Trilegiant Intellectual Property in connection with any products or services other than the Products.

(b) Subject to the termination provisions set forth in Section 13, Edentify hereby grants to Trilegiant a non-exclusive, revocable, royalty-free, worldwide license to the use, reproduce, display, transmit and sublicense Edentify’s name (or any derivative thereof), URLs, issued patents, trademarks, service marks, logos, photographs, menus, slogans, trade dress or other proprietary descriptions or intellectual property owned by, licensed to or used by Edentify directly or indirectly in connection with the Products, whether registered or unregistered (collectively, the “Edentify Intellectual Property”) associated with the Products and the Delivered Material during the Term in connection with Trilegiant’s promotion of the Products or inclusion of a Product as a benefit of a Program, or otherwise in fulfillment of its obligations hereunder, including in connection with its websites and in presentation material, both public and private, used by Trilegiant. The Edentify Intellectual Property is and will remain the property of Edentify, and Edentify will own and control all right, interest and title (including copyrights, trademarks, patents, service marks and all other proprietary rights) with respect to the Edentify Intellectual Property, including the Edentify brand name. Except as specifically set forth in this Agreement, neither Trilegiant nor any Member shall acquire any right or license to any Edentify Intellectual Property by virtue of this Agreement or otherwise and Trilegiant agrees to sign documentation reasonably required to effect recording or protection of any such property, as reasonably requested by Edentify. Trilegiant agrees that upon termination or material breach by Trilegiant of this Agreement that remains uncured beyond the applicable cure period set forth in this Agreement, Trilegiant shall immediately cease and discontinue all use of the Edentify Intellectual Property. Further, if Trilegiant wishes to utilize the Edentify Intellectual Property in advertising or marketing materials, it must submit such materials to Edentify for final approval before utilizing them. Other than in connection with marketing or otherwise promoting any MPI product containing a Product or Products, in no event may Trilegiant or any person or entity affiliated or associated with Trilegiant utilize, nor shall Trilegiant cause any Member to utilize, the Edentify Intellectual Property in connection with any products or services other than the Products.

(c) All marketing, promotional, solicitation, fulfillment and/or retention materials produced by Trilegiant pursuant to this Agreement (other than rights in and to Edentify Intellectual Property contained therein, if any) (the “Work”), shall be deemed a “work for hire”, and Trilegiant shall own all right, title and interest in and to the Work. To the extent any Work is not deemed a “work for hire” by operation of law, Edentify hereby irrevocably assigns, transfers and conveys to Trilegiant all of its right, title and interest in and to such Work (other than rights in and to Edentify Intellectual Property contained therein, if any), including, but not limited to, all rights of patent, copyright, trade secret or other proprietary rights in such Work. Edentify agrees to execute such other documents or take such other actions as Trilegiant may reasonably request to perfect Trilegiant’s ownership of the Work

(d) Edentify hereby represents and warrants that (i) it is and will be the sole and exclusive owner of the Edentify Intellectual Property, (ii) Edentify has and will have the right and power to grant to Trilegiant the license to use and electronically publish same in the manner contemplated herein and that such grant does not and will not (A) breach, conflict with, or constitute a default under any agreement or other instrument applicable to Edentify or binding upon Edentify, or (B) violate, infringe upon, or misappropriate any patent, trademark, trade name, trade secret, service mark, copyright, or other proprietary right of any other person or entity, (iii) the Edentify Intellectual Property is not the subject of any allegation or claim that, if true, would conflict with Edentify’s obligations under this Agreement, (iv) the Edentify Intellectual Property is not subject to any agreements or licenses to or from third parties that impose any obligations on Trilegiant beyond Trilegiant’s obligations under this Agreement, and (v) Edentify has neither assigned nor otherwise entered into an agreement by which it purports to assign or transfer to a third party any right, title or interest in or to the Edentify Intellectual Property or any other intellectual property right that would conflict with Trilegiant’s obligations under this Agreement (collectively, any breach of this Section 11(d) shall be referred to herein as an “Infringement”).

(e) If the normal operation, possession or use of the Edentify Intellectual Property by Trilegiant is found to be an Infringement, or if Edentify believes that the Edentify Intellectual Property is likely to do so, then Edentify shall, to the extent it is not liquidating its assets in accordance with the Code, at its option and sole expense and at no additional charge to Trilegiant (and in addition to any other rights available to Trilegiant under this Agreement): (i) procure for Trilegiant the right to continue using the Edentify Intellectual Property as contemplated hereunder; (ii) replace the Edentify Intellectual Property, by a compatible, functionally equivalent and non-infringing Edentify Intellectual Property; (iii) modify the Edentify Intellectual Property to eliminate any Infringement, provided that the modified Edentify Intellectual Property’s functionality shall remain the same as set forth in the applicable specifications; (iv) replace the Edentify Intellectual Property with non-Infringing services, deliverables, and/or work product, provided that the suitability, compatibility, and functionality of the replacement services, deliverables, and/or work product shall remain the same as set forth in the applicable specifications; or (v) obtain a license for Trilegiant to continue use of the Edentify Intellectual Property for the Term and Edentify shall pay for any additional fee required for such license. If none of the foregoing alternatives are possible even after Edentify’s best efforts (but in no event more than ten (10) business days after receiving notice thereof), in addition to any other rights available to Trilegiant under this Agreement, Trilegiant may terminate the Agreement in accordance with Section 13 hereof, in which event Edentify shall promptly (but in no event more than ten (10) business days) refund to Trilegiant a pro rata portion of the amounts paid by Trilegiant to Edentify pursuant to Sections 7 hereof. To the extent an Infringement occurs hereunder, and the parties hereto mutually agree, in good faith, to discontinue Trilegiant’s marketing of the products in respect of such Infringement, the exclusivity terms set forth in Section 1(b) hereof shall extend by the number of days such marketing has been discontinued and not occurring.

(f) To the extent a Claim arises as a result of a misappropriation by a Member of Edentify Intellectual Property, upon request by Edentify, Trilegiant shall reasonably cooperate with Edentify in connection therewith.

12. Security Standards; Records; Audit Rights.

(a) Security Standards. Edentify shall comply with the security standards set forth on Schedule 12(a) to this Agreement.

(b) Records. Each party will maintain, for a period of at least three (3) years after the date on which they are generated and in a form reasonably promptly accessible to the other party hereto, reasonably adequate records (including proof of purchase of the Products) relating to its performance of its obligations under this Agreement.

(c) Audit. Upon five (5) business days’ prior written notice, each party, together with such party’s representatives, will have the right, at its sole expense, upon reasonable notice to other party and during the other party’s normal business hours, to inspect and copy the other party’s data and records in order to verify that such other party’s performance hereunder has complied with its obligations under this Agreement, and such other party will cooperate to the extent reasonably requested in connection with any such inspection and copying. If an audit conducted by or at the direction of either party reveals an underpayment to such party for a given calendar year in an amount greater than five percent (5%) of funds owed during such period, then such underpaying party shall, within thirty (30) days thereafter, reimburse the auditing party for the expense of said audit in addition to the payment of such underpayment with interest computed at two points above the Prime Rate as reported in the Wall Street Journal from the date such underpaid amount was originally due until such amount is finally paid.

13. Term; Termination; Survival.

(a) Term; Renewal. The initial term of this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to this Agreement, shall remain in effect until March 31, 2011 (the “Initial Term”). This Agreement shall automatically renew thereafter for successive twelve (12)-month terms (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless either party provides the other party with written notice of non-renewal at least ninety (90) days before the expiration of the Initial Term or any Renewal Term.

(b) Termination. This Agreement may be terminated: (i) by either party immediately, upon written notice to the other party, in the event of fraud, bankruptcy, insolvency, liquidation or willful misconduct by the other party; (ii) by either party upon thirty (30) days’ written notice to the other party, in the event of a material breach by the other party in the performance of its obligations hereunder, which breach is not cured by the other party within such thirty (30)-day period; (iii) by Trilegiant immediately, upon written notice to Edentify, if Edentify has entered into an agreement with a Trilegiant Competitor whereby such Trilegiant Competitor will acquire control of Edentify; and (iv) by Edentify immediately, upon written notice to Trilegiant, if Trilegiant has entered into an agreement with an Edentify Competitor whereby such Edentify Competitor will acquire control of Trilegiant.

(c) Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions set forth in Sections 4, 5, 6, 7, 9, 10, 11, 13, 14, 17 and 18 shall remain in full force and effect indefinitely following any expiration or termination of this Agreement and Section 12 shall remain in full force and effect for the period specified in such Section.

(d) Obligations of Edentify Following Termination. No expiration or termination of this Agreement will affect either (i) Trilegiant’s right, in its sole discretion, to extend or renew any Member’s membership in a Program or (ii) except for termination resulting from (A) breach of this Agreement by Trilegiant or (B) any misconduct or malfeasance in derogration of Edentify’s proprietary rights by any Member, Edentify’s obligation to continue to service Members who have purchased a Product or are entitled to use a Product, after the date of such expiration or termination, each of which right and obligation will continue until the membership is canceled by either the Member or Trilegiant or as otherwise mutually agreed to by the parties in writing.

14. Insurance.

(a) During the Term and for a period of not less than two (2) years after the termination or expiration of this Agreement, Edentify shall secure and maintain (i) Statutory Workers’ Compensation in accordance with all federal, state and local requirements; (ii) comprehensive general liability insurance on an occurrence basis (including, independent contractors, contractual, personal injury, products and completed operations, and broad form property damage) with combined single limits of not less than Two Million Dollars ($2,000,000) per occurrence; (iii) Employer’s Liability in an amount not less that $1,000,000 per occurrence covering bodily injury by accident or disease, including death; and (iv) Professional Liability/Errors and Omissions Liability coverage, covering acts, errors, omissions, and equipment/machine malfunctions arising out of Edentify’s operations or the Products in an amount of not less than Two Million Dollars ($2,000,000).

(b) Edentify shall have provided Trilegiant on or before the Effective Date with certificates of insurance evidencing compliance with the immediately foregoing provisions and, with respect to the liability insurance certificate, identifying Trilegiant and its affiliates as additional insureds under Edentify’s liability insurance policy. Edentify shall promptly provide Trilegiant with insurance certificates subsequently upon any material diminution of any of the aforesaid coverage amounts.

15. Assignment. This Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the non-assigning party, except where such assignment or other transfer is to a corporation (or other entity) that is an affiliate of such party. Neither party shall delegate or subcontract any material portion of its duties hereunder to an unaffiliated third party (other than a corporation (or other entity) that is an affiliate) without the prior written consent of the non-delegating or non-subcontracting party which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the restrictions contained in this Section 15, the terms and conditions of this Agreement shall bind and inure to the benefit of each of the permitted successors and assigns of the parties hereto.

16. Notices. Any notice or other communication given under this Agreement will be in writing and will be delivered by hand, sent by facsimile transmission (provided acknowledgment of receipt thereof is delivered to the sender), sent by certified, registered mail or sent by any nationally recognized overnight courier service to the following addresses:

For Trilegiant:	For Edentify:

Trilegiant Corporation 100 Connecticut Avenue Norwalk, Connecticut 06850 Attention: Nancy DiSpirito Title: Senior Vice President Telephone: (203) 956-1000 Facsimile: (203) 956-8789	Edentify, Inc. 74 W. Broad Street, Suite 350 Bethlehem, Pennsylvania 18018 Attention: Terrence DeFranco Title: Chief Executive Officer Telephone: (610) 814-6830 Facsimile: (610) 814-6836

With a copy to: Legal Department (at same address and number)	With a copy to: Legal Department (at same address and number)

17. Governing Law; Severability; Construction. This Agreement shall be subject to and governed by the laws of the State of Delaware without regard to its conflict of law principles. If any provision of this Agreement shall be held illegal, void or unenforceable, then the remainder of the Agreement shall continue in full force and effect, but only to the extent that the original intent of this Agreement would remain unchanged in any material respect. The construction and interpretation of this Agreement shall not be strictly construed against either party hereto.

18. Further Assurances. Each party will cooperate with the other party to the extent reasonably requested by such other party in connection with the performance of this Agreement and, at any time or from time to time upon the request of any party, each party shall execute and deliver such further documents and do such other acts and things as the requesting party may reasonably request in order to carry into effect more fully the intent and purposes of this Agreement.

19. Unforeseen Events. Neither party will be liable for any failure or performance hereunder or for damages caused by any delay or failure to perform hereunder if performance is made impracticable due to any occurrence beyond its control, including, without limitation, acts of God, fires, floods, wars, riots or civil disorders, acts of a public enemy, terrorism, sabotage, enactment or act of any government or governmental instrumentality (whether federal, state, local or foreign and whether valid or invalid) and any other similar or different occurrence which would have a material adverse impact on a party’s ability to perform under this Agreement which is not reasonably within such party’s control (an “Unforeseen Event”). The party who fails to perform as a result of any Unforeseen Event shall promptly notify the other party in writing of any such occurrence, setting forth in reasonable detail the circumstances of such Unforeseen Event, and shall promptly notify the other party of the cessation of such Unforeseen Event. Each party shall exert all reasonable efforts to mitigate the effects of any Unforeseen Event. If either party reasonably believes that it is uneconomical to take corrective action to remedy any Unforeseen Event, such party may suspend or terminate this Agreement upon ninety (90) days’ written notice to the other party.

20. Waivers. No failure or delay by either party to exercise, and no course of dealing with respect to, any right of such party regarding an obligation of the other party to this Agreement, shall operate as a waiver thereof, unless expressly set forth herein or agreed to in writing by both parties. Any single or partial exercise by either party of any of its rights shall not preclude such party from any other or further exercise of any such right or the exercise of any other right. Any single or partial waiver by either party of any obligation of the other party under this Agreement shall constitute a waiver of such obligation only as specifically provided in a written waiver and shall not constitute a waiver of any other obligation.

21. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between Trilegiant and Edentify with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, arrangements, or understandings, whether written or oral with respect thereto. This Agreement may only be amended in a writing signed by both Edentify and Trilegiant.

22. Third Party Beneficiary. For purposes of enforcing Sections 2(a) and 3(e) hereof, the parties hereto agree that MPI shall be a third-party beneficiary to this Agreement. Notwithstanding the foregoing, nothing in this Agreement, express or implied, is intended to confer upon any person or entity any rights or remedies of any nature under or by reason of this Agreement.

23. Counterparts; Facsimile. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one instrument. This Agreement may be executed and delivered by facsimile and the parties agree that such facsimile execution and delivery shall have the same force and effect as delivery of an original document with original signatures, and that each party may use such facsimile signatures as evidence of the execution and delivery of this Agreement by the parties to the same extent that an original signature could be used.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TRILEGIANT CORPORATION

By: /s/ Nancy Ann DiSpirito
Name: Nancy Ann DiSpirito
Title: Senior Vice President

EDENTIFY, INC.

By: /s/ Terrence DeFranco
Name: Terrence DeFranco
Title: Chief Executive Officer